SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Defintive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12



                               IES INDUSTRIES INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
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(2)      Aggregate number of securities to which transaction applies:
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(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
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(4)      Proposed maximum aggregate value of transaction:
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(5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee



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         was paid  previously.  Identify  the  previous  filing by  registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $500,063
- --------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY, JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ON FORM S-4 FILE NO. 333-07931, and SUPPLEMENT TO JOINT PROXY STATEMENT and PROSPECTUS SUPPLEMENT, ON FORM S-4 amended by FORM S-4/A FILE NO. 333-10401
- --------------------------------------------------------------------------------

(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- --------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996,  JULY 11,  1996,  AUGUST 19, 1996 and AUGUST
         22, 1996
- --------------------------------------------------------------------------------





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                            EMPLOYEE MEETING STRATEGY
                                 August 30, 1996


Overview

"The employees of IES are our most important asset" is a true statement that has been said several times by Lee Liu both publicly and privately. Understandably, during the entire MidAmerican hostile takeover campaign, many IES employees have felt concerned, frustrated, and confused. In an effort to reach out to our employees and communicate our position about the MidAmerican proposal, a series of 23 employee meetings will be held on Friday, August 30. These meetings will be held across our service territory between 8:30 a.m. and 3:00 p.m. The meetings will be kicked off during an 8:00 a.m. employee conference call.

In addition, this is a rapidly changing dynamic environment. There may be new and changing information. It is not unusual in this type of transaction that MidAmerican could increase its proposal or restructure its proposal at the last minute. If this occurs, you need to be prepared to react and communicate. The bottomline is that IES believes the MidAmerican the proposal is not in the best interest of IES employees, customers, and shareholders.

Goal

The goal of the employee meetings is to provide a candid forum where employees can ask questions and hear why IES management believes the MidAmerican proposal is not in the best interest of IES employees, shareholders, and customers.

Objectives

- -        Provide a fire-side chat  atmosphere  where employees can hear from key
         IES managers about their personal and professional feelings about the MidAmerican hostile takeover.

- -        Speak to the troops in plain,  fighting  words, to assure them that IES is waging an effective battle against this bid.

- -        Allow employees to ask questions and for speakers to respond in a candid manner.

Key Messages

- -        First there was Santa Claus -- next came MidAmerican.

- -        If it's too good to be true it probably is!  The "enemy" you know is better than the one you don't!




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- -        If you are a shareholder, don't you want your investment
         positioned to grow rather than decline?

- -        The MidAmerican proposal is a non-proposal -- it may just be a deal breaker.


KEY MESSAGES & SUPPORT POINTS

First there was Santa Claus -- next came MidAmerican.

The MidAmerican proposal is not economically feasible because they are not financially stable enough to pay out such a significant dividend. Their bond rating was lowered after their 1995 merger.

In addition, they are planning on leveraging their assets to make this deal work. Their proxy statement notes that would give them an over 59-percent debt ratio.

MidAmerican has stated that employees would not be laid off but cost savings would be realized through attrition. That sounds too good to be true. In their last merger they stated only 250 people would lost their jobs -- it ended up being 850 job losses.

In their proxy statement MidAmerican says it would pay for the merger by selling off some IES assets. Sell your way to success. In my opinion, a flawed strategy. And what would be up for sale? IES Transportation? Perhaps. Too bad because CRANDIC is a well run and profitable short-line railway that helps our return to shareholders and creates jobs in eastern Iowa.


If it sounds too good to be true it probably is! Said another way, the "enemy" you know is better than the one you don't.

How can a company that has cut dividends to shareholders in the past six years, possibly pay a premium price for IES stock and still continue to pay out a dividend? The answer is simple, we believe they can't.


If it sounds too good to be true:  Employee Specific:
- -----------------------------------------------------

Trust and loyalty are two characteristics as a company we strive to instill and create within our workforce. Sometimes we are successful. Other times, because of miscommunication and perceived unpopular decisions, your trust and loyalty in us is shaken. That's fair. But what can you expect from MidAmerican?

MidAmerican, in an open letter to employees, promises job security during this merger. They may be the only company in the United States that makes such a promise. Why? Because it is a promise that can not be kept.

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- -        Before their last  merger,  they told their  employees  only 250 people would be laid off. When the dust settled 850 jobs no longer  existed at
         MidAmerican.

- -        In our three way merger,  we believe that positions will be eliminated.
         In every merger, there are redundancies --however, the estimated job loss will be split between three companies and four states. IES early retirement and severance packages are more generous than MidAmerican's.

Field offices by MidAmerican would most likely be closed. Whose office do you think would be closed first?

MidAmerican's headquarter is in Des Moines. They have not said they will keep any or all of the current IES operations. In fact, at recent MidAmerican meetings, they were unable to answer details around future plans. In our three-way strategic merger between IES, WPL Holdings, and Interstate Power of Dubuque we have already outlined where our operations will be located:

- -        the Energy Delivery and Marketing business until will be in
         Cedar Rapids

- -        Cedar Rapids will also be the home of all non-regulated
         business activities in the near future.

- -        administrative support for our new company will be in
         Dubuque

- -        the IEC executive team,  including  Erroll Davis, the designated CEO of the new company is looking for a second home in Cedar Rapids because he expects to spend so much time in Iowa.

Process Redesign has been, at times, a sore spot. Either way, yes or no on the vote, process redesign will continue because we need to insure that we work in the best way.


If you are a shareholder as well as an employee don't you want your investment to grow rather than decline?

Their annual growth rate is less than 1-percent. Our growth rate is between 3 and 4 percent annually.

MidAmerican cut dividends to shareholders between 1990 and 1992 after their merger with Iowa Resources and Midwest Energy. They cut the dividend after a merger that was suppose to improve dividends! Many shareholders rely on that income.

In a deregulated market place, customers will make decisions based on price and customer service. While customer service is difficult to objectively define, our price structure are black and white. IES residential prices are lower, on average, than MidAmerican's. Specifically, our charge is 8.15 per kilowatt hour compared to MidAmerican's cost of 9.17 cents per kilowatt hour. Our merger partners have even lower prices -- WP&L's is 6.82 cents and IPC's is 7.45 cents.

IES industrial prices -- which by the way makes up a significant amount of our customer base is lower, than MidAmerican's. Our price per kilowatt is 3.88 cents and MidAmerican is 4.04 cents. When it comes time to make a decision -- a choice of where to buy energy -- who is in a better position to provide lower prices? We are. As a side not, WPL Holdings and Interstate Power, have even lower prices than IES.


The MidAmerican proposal is a non-proposal -- it may just be a deal breaker. Therefore, a bird in the hand is better than two in the bush. A solid deal offering more than $35.00 worth of Interstate Energy Corporation stock is more than pie in the sky!

The shareholder vote is not a vote to merger with MidAmerican. It is a vote to either approve the IEC merger to stop the proceedings. If we fail, MidAmerican is not bound to even make good on their proposal.

In the MidAmerican proxy materials, it is stated that any deal they eventually do "may vary substantially from the terms outlined". That means their proposal could be significantly downgraded. They could even decide not to pursue IES.

We believe there is a significant chance this MidAmerican overture will be declared DOA or dead on arrival since once it starts going through the regulatory process. We question the likelihood of the Iowa Utilities Board approving a mega-utility that imposes a monopoly for Iowans. Only having one grocery store or one gas station is bad for customers and communities.

The proposal to merge with WPL Holdings and Interstate provides shareholders with solid stock premium and an expected dividend of $2.25. Those are good numbers, of course, depending on the market performance. It is money in your pocket. Some shareholders have wondered if they should wait and maybe the offer will get even better. Maybe. But if the IEC plan is voted against, there is no money in your pocket. A better deal may come along -- or it may not.

TOUGH QUESTIONS

Golden Parachutes
Golden Parachutes are really a misnomer -- they are severance packages. In every industry, including the utility industry, executives are given board approved severance packages. These types of packages insure that key executives stay in place and don't get enticed into moving to a competitor, so the business can continue to run smoothly. As employees, we all have severance packages that are outlined in Employee Handbooks.


IES's Past History Isn't That Great Either
You are right. We haven't always done everything correctly. we strive to do the best for our employees, shareholders, and customers. However, we have a vested interest in each other and in the communities we serve, and will continue to do the best we can.

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